UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Clearwire Corporation

(Name of Registrant as Specified in Its Charter)

Crest Financial Limited

Crest Investment Company

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This filing consists of the following documents:

•	Press Release by Crest Financial Limited dated as of April 3, 2013

•	Letter to the Board of Directors of Clearwire Corporation (“Clearwire”) by Crest Financial Limited dated as of April 3, 2013

FOR IMMEDIATE RELEASE:

CONTACT: Jeffrey Birnbaum, (202)661-6367, JBirnbaum@BGRPR.com

Crest Proposes Debt Financing to Clearwire As Alternative to Sprint Financing

HOUSTON, April 3, 2013—Crest Financial Limited, the largest minority shareholder of Clearwire Corporation (NASDAQ: CLWR), today proposed to provide Clearwire $240 million in financing through a convertible debt facility. The arrangement, described in a letter to Clearwire’s board, is superior to the financing provided by Sprint Nextel Corporation and designed to free Clearwire to explore alternatives to Sprint’s inadequate merger offer, Crest said. The Crest proposal is similarly structured as the Sprint financing with Clearwire but is more favorable to Clearwire and its minority shareholders.

According to Clearwire’s public disclosures, the proposed $240 million of financing would provide Clearwire with enough capital to build-out 2,000 LTE sites as planned and to pay its interest expenses in 2013. In addition with the $160 million that Clearwire has already received under the Sprint financing and cash on hand, Clearwire would have sufficient funds to build at least 2,133 sites above its 2,000 LTE site build-out plan. The proposed Crest financing would also provide Clearwire’s board with more time to consider alternatives to the proposed merger with Sprint. Among other alternatives, the Crest financing would allow Clearwire to continue as an independent company and execute its multi-customer business plan that the Clearwire board’s own financial advisors, Evercore Group and Centerview Partners, concluded is the most profitable business strategy Clearwire could pursue. In addition, it would give the Clearwire board the opportunity to pursue sales of excess spectrum, such as to DISH Network Corporation, to provide more liquidity to Clearwire. Crest believes that DISH made a real and actionable proposal to purchase a portion of Clearwire’s excess spectrum some time ago but, for reasons known only to Clearwire, Clearwire has failed to complete such sale.

Under Crest’s proposal, Crest would provide $240 million of debt financing to Clearwire through a note purchase agreement. The Crest notes would be issued at 1% interest rate per annum (the same as the Sprint Notes) and with the same maturity date as the Sprint notes. The Crest notes would be exchangeable at $2.00 per share, a significant premium of 33.3% above the $1.50 per share Sprint notes’ exchange price. Crest’s proposal is not contingent on financing; Crest and its affiliates have sufficient funds available to fund the $240 million in full.

In addition to the higher exchange price of $2.00 a share, the Crest notes have several advantages to the Sprint notes. First, the Crest notes remain available even if Clearwire’s stockholders reject the—merger with Sprint. Second, if Clearwire were to draw on the Crest notes after the stockholders reject the merger with Sprint, the Crest notes would not become exchangeable until the maturity date in June 2018; by contrast, the Sprint notes are likely to become exchangeable in October 2013 (or sooner). Consequently, the Crest financing offers greater value to Clearwire stockholders by providing Clearwire with very inexpensive debt for a longer term and possibly avoiding substantial near-term dilution.

In a statement, David Schumacher, the General Counsel of Crest Financial Limited, said: “Today, Crest has proposed to the Clearwire’s board an alternative: the liquidity it needs to continue the build-out of its TDD-LTE wireless network, to explore sales of excess spectrum to DISH or others to provide Clearwire with more liquidity, and to pursue a multi-customer strategy that ensures the highest value for its assets while at the same time avoiding additional draws on the coercive Sprint financing. To Crest, the benefits of our proposal to Clearwire and its stockholders are clear. The Sprint notes are intended to leave Clearwire’s minority stockholders with the unfair choice of acquiescing to Sprint’s inadequate merger offer or suffering significant dilution at the hands of Sprint. Our proposal is aimed at breathing new life into Clearwire by providing the liquidity and time that Clearwire needs to pursue the profitable multi-customer plan that will bring significantly more value to Clearwire’s stockholders than the Sprint offer.”

Crest’s proposed debt financing to Clearwire’s board can be found at http://www.bancroftpllc.com/crest/.

# # #

About Crest Financial Limited

Crest Financial Limited is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

CREST FINANCIAL LIMITED AND OTHER PERSONS MAY BE DEEMED TO BE PARTICIPANTS (THE “PARTICIPANTS”) IN A SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED MERGER OF CLEARWIRE WITH SPRINT NEXTEL CORPORATION. THE PARTICIPANTS INTEND TO FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. ALL INVESTORS AND SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INFORMATION REGARDING THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, WILL BE CONTAINED IN SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS. UPON REQUEST, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT AT NO CHARGE WHEN IT BECOMES AVAILABLE. THE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

SOURCE: Crest Financial Limited

April 3, 2013

VIA FEDERAL EXPRESS AND FACSIMILE

Board of Directors

Clearwire Corporation

1475 120th Avenue NE

Bellevue, WA 98005

Dear Ladies and Gentlemen:

Crest Financial Limited (“Crest”), a long-term investor in Clearwire Corporation (the “Company” or “Clearwire”), holds together with its affiliates and other related persons more than 57 million of the Company’s Class A shares, which constitutes approximately 8.2 percent of the Company’s outstanding Class A common stock. Crest is concerned that the Company is continuing to pursue the proposed acquisition of the Company by Sprint Nextel Corporation (“Sprint”) (the “Sprint-Clearwire Transaction”) at an inadequate price and through a coercive process, to the exclusion of clearly available alternatives: the sale of excess spectrum assets and other fundraising for an independent Clearwire to pursue a multi-customer strategy advocated by your own financial advisers.

This concern has now become more acute with the release of the preliminary proxy materials for the proposed merger. The Company repeatedly threatens its stockholders in these proxy materials, which were revised and resubmitted to the SEC on March 12, 2013, and again on March 29, 2013, that a failure to approve one present alternative—the merger with Sprint—could force the Company into bankruptcy. Further, the Company announced that without any financing from Sprint, it lacked funding to continue its operations beyond the fourth quarter of 2013, let alone to begin building out its network. And just last week, the Company declared in its second revised proxy statement that the Board “is actively considering whether to not make the June 1, 2013, interest payment on our approximately $4.5 billion of outstanding debt.”

While the Company makes these dire warnings, it has more spectrum than it needs at a time when demand for this valuable commodity is increasing. The Company’s own proxy materials demonstrate this increasing demand for spectrum. As these materials make clear, numerous offers for spectrum have been made to the Company, albeit ones that the Company, presumably under the influence of Sprint, rejected. Most prominently, the purchase of spectrum is the core component of the most recent, and each prior, transaction proposal that the Company has received from DISH Network Corporation (“DISH”). In its press releases and proxy materials, the Company has suggested otherwise and has repeatedly described DISH’s proposal as merely a “preliminary indication of interest.” But DISH’s interest in, and proposal to purchase, spectrum from the Company is real. We would not be surprised if DISH has focused during its negotiations with the Company on this spectrum component of its offer and not on other components of the DISH proposal. It is clear that the sale of excess spectrum is an alternative that the Board can and must pursue vigorously, seriously, in detail, and with full transparency as a long-term path forward for Clearwire and key to unlocking much higher value for shareholders.

Accordingly, Crest writes to propose to the Board a third path: Crest proposes to provide the Company with $240 million in financing in exchangeable notes similar to the notes (the “Sprint Notes”) issued under Clearwire’s Note Purchase Agreement with Sprint (the “Sprint Note Purchase Agreement”)—but on better terms and without coercive conditions. In its most recent Form 10-K, Clearwire disclosed that it needs $240 million of financing to meet its contractual commitment to build 2,000 LTE sites, while also leaving enough funds to satisfy interest expenses in 2013. Consequently, Crest’s $240 million proposal would provide Clearwire with sufficient financing to that end. This is explained more fully in Exhibit A to this letter.

Crest’s intention is to free the Special Committee, the Clearwire Board and the Company from the coercive aspects of the Sprint financing while at the same time providing the Company with the interim financing it needs to continue its build-out plan while it explores the available alternatives. In particular, Crest’s proposed financing would:

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Stop the dilution of the Company’s stockholders by still more draws on the Sprint Notes. By stopping these additional draws, the Board will protect Clearwire’s non-Sprint shareholders from having to make the unfair choice the Sprint Notes are intended to provide—either accept Sprint’s inadequate price or suffer dilution.

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Give the Board more time to pursue DISH’s proposal—particularly DISH’s offer to purchase spectrum—or to sell spectrum to other prospective purchasers. The apparent superiority of the DISH proposal derives principally from DISH’s proposal to purchase spectrum. DISH would purchase approximately 24% of Clearwire’s total MHz for $2.2 billion. A key advantage to this spectrum purchase proposal is that DISH would provide immediate liquidity to the Company through a prepayment structure.

•

Provide Clearwire with the funding and time it needs to pursue its multi-customer business plan. This multi-customer strategy we are advocating is based on a path to success offered to the Board and its Special Committee by Evercore Group and Centerview Partners, the financial advisors hired by the Board and its Special Committee, respectively, to analyze Sprint’s offer. In performing this analysis, the financial advisors considered what Clearwire would look like if it succeeded with its stated business plan—namely, attracting additional wholesale customers. Both of these financial advisors concluded that Clearwire would experience significant revenue growth and, using a discounted cash flow analysis, that Clearwire’s Class A common stock would have an implied equity value well above the price that Sprint offers for these shares ($3.45 to $15.50 per share according to Centerview and $4.14 to $11.30 per share pursuant to Evercore).

For the reasons summarized above, we urge you to accept our proposed financing.

Equally important, we urge you to delay the stockholder vote on the Sprint-Clearwire Transaction. By delaying the stockholder vote, you would have more time to discharge fully the fiduciary duties you owe all stockholders —time to consider adequately the alternatives that are inexplicably being ignored or inadequately considered. With Crest and other significant stockholders voicing serious concerns about the Sprint-Clearwire Transaction, there is a strong likelihood that a majority of the Company’s minority stockholders will vote against the transaction if the vote is held in the near term.

Summary of Crest’s Proposed Financing

The key terms of the Crest proposed financing, subject to negotiation by and the mutual agreement of Crest and the Company, are as follows:

1.	Crest will provide to Clearwire $240 million of debt financing in exchangeable notes (the “Crest Notes”). These debt proceeds would be available in three $80 million monthly draws.

2.	The Crest Notes would be issued at 1% interest rate per annum (the same as the Sprint Notes) and with a maturity date of June 1, 2018 (the same as the Sprint Notes).

3.	The Crest Notes would be exchangeable at a price of $2.00 per share, a significant premium of 33.3% above the exchange price of $1.50 per share of the Sprint Notes.

4.	Exchange conditions would be similar to those under the Sprint Notes, including termination of the merger agreement between Clearwire and Sprint (the “Sprint-Clearwire Merger Agreement”) or consummation of the Sprint-Clearwire Transaction. In addition, the Crest Notes would be exchangeable if an alternative merger transaction were consummated or its proposed merger agreement terminated, upon a Clearwire default under the Crest Notes, and upon maturity of the Crest Notes.

5.	The Crest Notes are not contingent on financing; Crest and its affiliates have sufficient funds available to fund the $240 million in full.

6.	The Crest Notes would not restrict Clearwire’s ability to raise additional capital, whether debt or equity, except that Clearwire would covenant not to draw any additional amounts available under the Sprint Note Purchase Agreement.

7.	The Crest Notes would be available even if the stockholders vote to reject the Sprint-Clearwire Transaction. And although the Company should delay the vote, the Crest Notes would be available even if it is not.

In summary, the Crest Notes have several advantages to the Sprint Notes. First, the exchange price of $2.00 per share is less dilutive. Second, the Crest Notes remain available even if Clearwire’s stockholders reject the Sprint-Clearwire Transaction. Third, if Clearwire were to draw on the Crest Notes after the stockholders reject the Sprint-Clearwire Transaction, the Crest Notes would not become exchangeable until the maturity date in June 2018;

2

by contrast, the Sprint Notes are likely to become exchangeable in October 2013 (or sooner). Consequently, the Crest Notes offer greater value to Clearwire stockholders by providing to Clearwire very inexpensive debt financing for a longer term and by possibly avoiding substantial near-term dilution.

Crest understands that, under the Sprint-Clearwire Merger Agreement, Sprint would have to consent to the issuance of the Crest Notes. As majority stockholder of Clearwire, Sprint owes fiduciary duties to the Company and its minority stockholders, and we believe that these fiduciary duties require Sprint to give its consent to the Crest Notes.

Exhibit B to this letter contains a full summary of the proposed terms of the Crest Notes and how they would compare to the Sprint Notes.

We make our debt financing proposal after full evaluation and in good faith and stand ready to discuss it with the Special Committee, under appropriate terms of confidentiality, if necessary. Moreover, if our assumptions regarding the Company’s capital needs, which are based on the Company’s own disclosures, require adjustment, we stand ready to consider alternative financing terms to meet the Company’s actual near-term capital needs. Because time is of the essence, we will contact you in two days unless we hear from you before then.

Crest’s offer gives you a clearly defined third path forward to the current Sprint offer and DISH proposal. And we believe our proposal gives you the ability, at last, to act in the best interests of all Company shareholders. With the proceeds of the Crest financing in hand, the short-term threat of a Clearwire restructuring or missed interest payment would be mitigated and the Board and the Clearwire stockholders would have more time to make a better informed decision and to consider the full implications of the Sprint-Clearwire Transaction, including whether it is truly fair to the non-Sprint stockholders and not coercive, and whether there are other alternatives that are worth evaluating and pursuing.

Of course, we remain a plaintiff in the stockholder actions commenced in the Delaware Chancery Court. If necessary, we are prepared to pursue vigorously our claims in that court, claims that Chancellor Strine has already said are “colorable,” to protect the interests of Crest and the other minority stockholders from the abusive treatment by the Sprint-Clearwire Transaction.

Sincerely yours,

/s/ David K. Schumacher
David K. Schumacher
General Counsel
Crest Financial Limited

3

Exhibit A

SUPPORT FOR PROPOSAL

The following provides support for the amount that Crest proposes to make available under the Crest Notes. The below includes how Clearwire can use the proceeds available under the Crest Notes and amounts already drawn under the Sprint Notes. Various Clearwire disclosures, including those referenced below, provide the basis for our proposal. Outside independent consultants with whom we have spoken confirmed our conclusions also based on these disclosures.

Financing	Use of Proceeds

$240 million Crest Notes

Crest’s commitment satisfies the amount of borrowing capacity that Clearwire needs, together with its available cash, to meet its LTE build out plan of 2,000 LTE sites and meet Clearwire’s operating and financing needs for the next twelve months.

$160 million Sprint Notes (previously drawn in March and April 2013)

Provides capacity to build approximately an additional 3,000 LTE sites with the benefit of vendor financing to meet the 5,000 LTE site plan or 2,133 additional sites for a total of 4,133 sites without the benefit of vendor financing.

Clearwire Disclosures Supporting Above:

1.	Use of $240 Million of Crest Notes:

Clearwire’s 2012 10-K Annual Report (p. 60):

“Under our current LTE build plan, we currently expect to satisfy our operating, financing and capital spending needs for the next twelve months using the available cash and short-term investments on hand [approximately $868.6 million as of December 31, 2012] together with a portion of the remaining borrowing capacity available under the Note Purchase Agreement and with the proceeds of additional vendor financing.”

“By electing to draw on at least three months of borrowing capacity under the Note Purchase Agreement [$240 million], we would have sufficient cash and borrowing capacity to build 2,000 LTE sites by June 30, 2013 and satisfy the initial LTE prepayment milestone with Sprint, and meet our operating and financing needs for the next twelve months.”

2.	Installation of Additional LTE Sites Using $160 Million Drawn Under Sprint Notes:

Disclosures related to cost estimates per LTE site referenced from Clearwire’s Q4 2012 Earnings Call Transcript: “This change in accounting treatment has no impact on the cost of the LTE build or our estimate for the total cost of equipment construction and services for the larger LTE build of up to 8000 sites remains at approximately $600 million. We expect approximately $200 million to $250 million of our LTE equipment spend for the total 8000 site builds to be financed under the vendor financing vehicle.”

Exhibit B

SUMMARY OF TERMS FOR PROPOSED CREST NOTES

This is a summary (“Summary of Terms”), for discussion purposes only, of certain principal terms of a proposed interim debt financing of Clearwire Corporation (“Clearwire”) pursuant to the issuance of 1.00% exchangeable notes due 2018 (“Notes”) to Crest Financial Limited and its affiliates (“Crest”) (the “Crest Financing”). This Summary of Terms (1) does not constitute an offer of securities of Crest and (2) is not a binding agreement by Crest or any other person unless and until definitive agreements relating to the Crest Financing have been negotiated, approved, executed and delivered.

Summary of Terms of Notes

The terms of the Crest Financing would be substantially similar to the 1.00% exchangeable notes due 2018 issued by Clearwire to Sprint Nextel Corporation (the “Sprint Financing”), except as provided below:

	Sprint Financing	Crest Financing

Issuers	Clearwire Communications, LLC and Clearwire Finance, Inc.	Same

Guarantors	All wholly-owned domestic subsidiaries of Clearwire Communications, LLC	Same

Aggregate Principal Amount	Up to $800 million, with $480 million in remaining availability ($160 million having been forfeited and $160 million having been drawn)	$240 million

Draw Procedure

Clearwire may elect to draw in monthly installments of $80 million for up to 10 months beginning January 2013.

No draws were made in January or February and such amounts have been forfeited. Clearwire elected to draw $80 million in March 2013 and $80 million in April 2013.

Clearwire may elect to draw in monthly installments of $80 million.

Interest Rate	1.00% per annum	Same

Maturity	June 1, 2018	Same

Subordination	Subordinated to Clearwire’s existing 12% Senior Secured Notes due 2015 and 14.75% First-Priority Senior Secured Notes due 2016.	Same

Collateral	None	Same

Exchange Rate	Equivalent to a price of $1.50 per share, subject to anti-dilution protections.	Equivalent to a price of $2.00 per share, subject to anti-dilution protections.

Exchange Conditions	Notes become exchangeable for shares of Clearwire common stock if (1) the Sprint-Clearwire Transaction is consummated or (2) the Sprint-Clearwire Merger Agreement is terminated.

Notes become exchangeable for shares of Clearwire common stock if (1) the Sprint-Clearwire Transaction (or alternative merger transaction) is consummated, (2) the Sprint-Clearwire Merger Agreement (or an alternative merger agreement) is terminated, (3) Clearwire defaults on the Notes, or (4) the Notes reach maturity.

Required Approvals	None.	Clearwire would require the consent of Sprint to issue the Notes under the Sprint-Clearwire Merger Agreement. Crest would expect Sprint to give its consent.

Pre-emptive Rights

Under Clearwire’s Equityholders’ Agreement, certain Clearwire stockholders would be entitled to participate pro rata in the Sprint Notes. These rights were waived in connection with the Sprint Financing.

Sprint and certain other Clearwire stockholders would be entitled to participate pro rata in the Notes. Crest would expect Sprint to waive its pro rata participation right in conjunction with its consent to the issuance of the Notes.

Debt Covenants	None. However, Sprint’s consent is required for any issuance of debt under the Sprint-Clearwire Merger Agreement.	Clearwire covenants not to draw any additional amounts available under the Sprint Financing.

Termination	Among other reasons, the Sprint Financing will terminate automatically if the Sprint-Clearwire Transaction is not approved by the Clearwire stockholders.	The Crest Financing will not terminate if Sprint-Clearwire Transaction is not approved by the Clearwire stockholders.

About Crest Financial Limited and Crest Investment Company

Crest Financial Limited is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities. Crest Investment Company is a corporation under the laws of the State of Texas. Its principal business is investing in securities and serving as the general partner of Crest Financial Limited.

Important Legal Information

CREST FINANCIAL LIMITED AND CREST INVESTMENT COMPANY MAY BE DEEMED TO BE PARTICIPANTS (THE “PARTICIPANTS”) IN A SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED MERGER OF CLEARWIRE WITH SPRINT NEXTEL CORPORATION. CREST FINANCIAL LIMITED AND CREST INVESTMENT COMPANY INTEND TO FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. ALL INVESTORS AND SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INFORMATION REGARDING THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, WILL BE CONTAINED IN SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS. UPON REQUEST, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT AT NO CHARGE WHEN IT BECOMES AVAILABLE. THE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.